Exhibit 99.1
Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	October 27, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE
QUARTER ENDED SEPTEMBER 30, 2011

Company to discuss impact of Thailand Flood in Today’s Conference Call

ANGLETON, TX, OCTOBER 27, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced sales of $570 million for the quarter ended September 30, 2011, compared to $614 million for the same quarter in the prior year. The Company reported third quarter net income of $20 million, or $0.34 per diluted share, which includes a discrete income tax benefit of $9 million, or $0.16 per diluted share. In the comparable period in 2010, the Company reported net income of $22 million, or $0.36 per diluted share. Excluding restructuring charges, the Company would have reported net income of $20 million, or $0.34 per diluted share, in the third quarter of 2011 and $23 million, or $0.37 per diluted share, in the same quarter of 2010.

“During the quarter we experienced an unanticipated decline in demand primarily concentrated in the test and instrumentation industry. The significant drop in revenues, and to a lesser extent, transition costs to low-cost geographies, adversely impacted our operating margin for the quarter,” said Cary T. Fu, the Company’s Chief Executive Officer.

“Recently, we announced that our Thailand facilities have been impacted by severe regional flooding. Our teams first focused on ensuring the safety of our employees and jointly working disaster recovery plans with our customers. To ensure that our customers’ critical requirements are met in Q4 and beyond, we are rapidly ramping capacity at our other facilities around the world including our recently restarted facility in Korat, Thailand. We are grateful for our dedicated employees in Thailand who have worked tirelessly supporting customers while managing personal challenges associated with the flood. We also want to thank our customers for their support with our transition activities. While there are many unknowns remaining at this time, we anticipate resuming full support for customer demands in Q1 of 2012.”

Third Quarter 2011 Financial Highlights

•
Income tax benefit includes $9 million ($0.16 per diluted share) of net discrete tax benefits primarily related to income tax valuation allowances. Excluding these tax benefits the tax rate for the quarter was 7.4%.

•	Operating margin for the third quarter was 2.1% excluding restructuring charges.
•	Cash flows used in operating activities for the third quarter were approximately $12 million.
•	Cash and long-term investments balance was $279 million at September 30, 2011. Long-term investments consist of $25 million of auction rate securities.
•	Accounts receivable was $463 million at September 30, 2011; calculated days sales outstanding were 73 days.
•	Inventory was $430 million at September 30, 2011; inventory turns were 5.0 times.
•	Repurchases of common shares for the third quarter totaled $29 million or 2 million shares.

Industry Sectors

The following table sets forth sales by industry sector for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010.

	September 30,	June 30,	September 30,
	2011	2011	2010
Industrial control equipment	29%	28%	26%
Computers and related products for business enterprises	28%	28%	31%
Telecommunications equipment	27%	23%	22%
Medical devices	9%	10%	10%
Testing and instrumentation products	7%	11%	11%

Fourth Quarter 2011 Outlook

The uncertainties of the impact of the unprecedented Thailand flooding on our operations make it challenging to provide guidance. Without giving effect to further adverse changes in the Thailand situation or the effect of the costs and expenses of returning that facility to operation after the waters recede, sales for the fourth quarter of 2011 are expected to range from $475 million to $525 million. Diluted earnings per share for the fourth quarter, excluding restructuring charges, are expected to be between $0.00 and $0.11. The guidance provided includes the benefit of mitigation efforts to support production at alternate sites and a projected level of insurance recoveries associated with our business interruption coverage.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, statements related to suspending operations at our manufacturing facilities in Ayudhaya, Thailand, the potential recovery of insurance proceeds associated with our business interruption coverage, and the potential related effects on our future revenues, our sales and diluted earnings per share (excluding special items) guidance for the fourth quarter of 2011, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to uncertainties concerning Thailand and the extent of damage to our facilities and equipment, the timeframe for the flood waters in Thailand receding and the restoration of operations and associated costs with such restoration, our ability to effectively shift production from our Ayudhaya facilities to other facilities in order to maintain supply continuity for our customers, industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. As previously reported, the Company will provide an update of the impact of the severe flooding in Thailand on its Ayudhaya facility. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.
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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
 (Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Income from operations (GAAP)	$11,616	$23,361	$41,563	$67,607
Restructuring charges	145	452	625	2,149
Non-GAAP income from operations	$11,761	$23,813	$42,188	$69,756

Net income (GAAP)	$19,867	$22,469	$49,081	$60,748
Restructuring charges, net of tax	115	365	592	1,283
Non-GAAP net income	$19,982	$22,834	$49,673	$62,031

Earnings per share: (GAAP)
Basic	$0.34	$0.36	$0.82	$0.97
Diluted	$0.34	$0.36	$0.81	$0.96

Earnings per share: (Non-GAAP)
Basic	$0.34	$0.37	$0.83	$0.99
Diluted	$0.34	$0.37	$0.82	$0.98

Weighted average shares used in calculating earnings per share:
Basic	58,615	61,712	59,889	62,597
Diluted	58,879	62,103	60,391	63,162

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$570,083	$613,864	$1,693,944	$1,775,218
Cost of sales	535,448	566,672	1,583,934	1,636,535

Gross profit	34,635	47,192	110,010	138,683

Selling, general and administrative expenses	22,874	23,379	67,822	68,927
Restructuring charges	145	452	625	2,149

Income from operations	11,616	23,361	41,563	67,607

Other income (expense):
Interest income	446	394	1,293	1,208
Interest expense	(334)	(343)	(997)	(1,022)
Other	(202)	1,212	94	162
Total other income (expense), net	(90)	1,263	390	348

Income before income taxes	11,526	24,624	41,953	67,955

Income tax expense (benefit)	(8,341)	2,155	(7,128)	7,207

Net income	$19,867	$22,469	$49,081	$60,748

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	58,615	61,712	59,889	62,597
Incremental common shares attributable to restricted shares and the exercise of outstanding equity instruments	264	391	502	565
Denominator for diluted earnings per share	58,879	62,103	60,391	63,162

Earnings per share:
Basic	$0.34	$0.36	$0.82	$0.97
Diluted	$0.34	$0.36	$0.81	$0.96

The results for the three and nine months ended September 30, 2010 reflect corrections to the Company’s prior period financial statements, related to inventory and accounts payable balances, that the Company deems immaterial. The aggregate impact of these corrections on earnings per share was $0.01 and $0.02 for the three and nine months ended September 30, 2010, respectively.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
September 30, 2011
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$253,845
Accounts receivable, net	462,532
Inventories, net	429,785
Other current assets	49,190

Total current assets	1,195,352

Long-term investments	24,795
Property, plant and equipment, net	156,381
Other assets, net	76,981
Goodwill, net	37,912

Total assets	$1,491,421

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$401
Accounts payable	277,297
Accrued liabilities	52,150

Total current liabilities	329,848

Capital lease obligations, less current installments	10,709
Other long-term liabilities	31,916
Shareholders’ equity	1,118,948

Total liabilities and shareholders’ equity	$1,491,421